                                                            Exhibit 99.4

                         REPORT OF INDEPENDENT AUDITORS


The Members of USANi LLC

         We have audited the accompanying consolidated balance sheets of USANi LLC and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, members' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of USANi LLC and subsidiaries at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

         As discussed in Note 2 to the consolidated financial statements, on January 1, 2001, the Company adopted AICPA Statement of Position 00-2, "Accounting by Producers or Distributors of Films."


                                                       /s/ ERNST & YOUNG LLP

New York, New York
January 29, 2002

                           USANi LLC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                           2001           2000           1999
                                                                                       -----------    -----------    -----------
                                                                                                Years Ended December 31,
                                                                                       -----------------------------------------
Net revenues .......................................................................   $ 3,622,918    $ 3,354,792    $ 2,686,479
Operating costs and expenses:
  Cost of sales ....................................................................     1,304,453      1,184,729        905,342
  Program costs ....................................................................       726,549        684,992        630,956
  Selling and marketing ............................................................       421,259        383,722        277,257
  General and administrative .......................................................       336,140        284,800        231,003
  Other operating costs ............................................................       132,801        129,458         89,793
  Amortization of cable distribution fees ..........................................        43,975         36,322         26,680
  Amortization of non-cash compensation expense ....................................         9,799          9,704          6,314
  Depreciation and amortization ....................................................       236,819        376,791        175,539
                                                                                       -----------    -----------    -----------
  Total operating costs and expenses ...............................................     3,211,795      3,090,518      2,342,884
                                                                                       -----------    -----------    -----------

  Operating profit .................................................................       411,123        264,274        343,595
Other income (expense):
  Interest income ..................................................................        43,675         61,336         37,573
  Interest expense .................................................................       (73,183)       (69,659)       (73,106)
  Gain on sale of securities .......................................................          --             --           89,721
  Gain on sale of subsidiary stock .................................................          --          104,625           --
  Loss in unconsolidated subsidiaries and other ....................................       (40,395)       (45,859)         2,103
                                                                                       -----------    -----------    -----------
                                                                                           (69,903)        50,443         56,291
                                                                                       -----------    -----------    -----------

Earnings before income taxes and minority interest and cumulative effect of
  accounting change.................................................................       341,220        314,717        399,886
Income tax expense .................................................................       (13,133)       (26,437)        (5,501)
Minority interest ..................................................................         9,782         41,597            603
                                                                                       -----------    -----------    -----------
Earnings before cumulative effect of accounting change .............................       337,869        329,877        394,988
Cumulative effect of accounting change .............................................         6,470           --             --
                                                                                       -----------    -----------    -----------
NET EARNINGS .......................................................................   $   344,339    $   329,877    $   394,988
                                                                                       -----------    -----------    -----------



           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           USANI LLC AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                              2001             2000
                                                                                           ----------      ----------
                                                                                                   December 31,
                                                                                                   ------------
                                                                                                  (In thousands)
                                                     ASSETS
CURRENT ASSETS
Cash and cash equivalents ..............................................................   $   779,592    $    71,816
Accounts and notes receivable, net of allowance of $30,586 and $50,646, respectively ...       533,869        519,365
Inventories, net .......................................................................       404,155        396,523
Investments held for sale ..............................................................          --              750
Other current assets, net ..............................................................        26,120         18,024
                                                                                          ------------    -----------
  Total current assets .................................................................     1,743,736      1,006,478
PROPERTY, PLANT AND EQUIPMENT
Computer and broadcast equipment .......................................................       132,712        143,559
Buildings and leasehold improvements ...................................................        79,043         71,979
Furniture and other equipment ..........................................................        96,941         76,623
Land ...................................................................................        10,386         10,281
Projects in progress ...................................................................        40,032         32,747
                                                                                          ------------    -----------
                                                                                               359,114        335,189
  Less accumulated depreciation and amortization .......................................      (120,468)       (83,549)
                                                                                          ------------    -----------
                                                                                               238,646        251,640
OTHER ASSETS
Intangible assets, net .................................................................     4,970,259      5,099,476
Cable distribution fees, net ...........................................................       158,880        159,473
Long-term investments ..................................................................        39,485         29,187
Notes and accounts receivable, net ($99,819 and $22,575, respectively,
 from related parties)..................................................................       130,368         33,571
Inventories, net .......................................................................       484,679        430,215
Advances to USA and subsidiaries .......................................................       581,367        918,817
Deferred charges and other, net ........................................................        58,475         44,011
                                                                                          ------------    -----------
                                                                                           $ 8,405,895    $ 7,972,868


                                   LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations .............................................  $    32,911    $    20,053
Accounts payable, trade .................................................................      233,063        201,484
Obligations for program rights and film costs ...........................................      272,601        283,812
Cable distribution fees payable .........................................................       32,795         33,598
Deferred revenue ........................................................................       58,949         41,335
Other accrued liabilities ...............................................................      409,286        342,995
                                                                                          ------------    -----------
Total current liabilities ...............................................................    1,039,605        923,277
LONG-TERM OBLIGATIONS (net of current maturities) .......................................      499,513        504,063
OBLIGATIONS FOR PROGRAM RIGHTS AND FILM COSTS, net of current ...........................      285,378        295,210
OTHER LONG-TERM LIABILITIES .............................................................       28,783         81,925
MINORITY INTEREST .......................................................................       12,939         28,662
COMMITMENTS AND CONTINGENCIES ...........................................................          --             --
MEMBERS' EQUITY
Class A (261,947,704 and 252,679,887 shares, respectively) ..............................    2,090,818      2,007,736
Class B (282,161,530 shares) ............................................................    2,978,635      2,978,635
Class C (45,774,708 shares) .............................................................      466,252        466,252
Retained earnings .......................................................................    1,009,585        695,986
Accumulated other comprehensive income ..................................................       (5,613)        (8,878)
                                                                                          ------------    -----------
  Total members' equity .................................................................    6,539,677      6,139,731
                                                                                          ------------    -----------
                                                                                           $ 8,405,895    $ 7,972,868
                                                                                          ------------    -----------

         The accompanying Notes to Consolidated Financial Statements are an integral part of these statements ...

                           USANI LLC AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY


                                           Total   Class A LLC   Class B LLC  Class C LLC    Retained    Accumulated     Unearned
                                                     Shares        Shares       Shares       Earnings      Other       Compensation
                                                                                                        Comprehensive
                                                                                                          Income
                                       ----------  -----------    -----------  ------------  ---------- --------------  -----------
                                                                               (In thousands)
BALANCE AT DECEMBER 31, 1998 ......... $ 5,115,405 $ 1,753,618    $ 2,736,363   $   466,252   $  142,045  $   17,850     $    (723)
Comprehensive income:
  Net earnings for the year ended
    December 31, 1999.................     394,988          --             --            --      394,988          --             --
  Decrease in unrealized gains in
    available for sale securities.....     (17,850)         --             --            --           --     (17,850)            --
                                       -----------
  Comprehensive income ...............     377,138          --             --            --           --          --             --
                                       -----------
  Issuance of LLC Shares .............     410,545     168,273        242,272            --           --          --             --
  Repurchase of LLC shares ...........      (8,934)     (8,934)            --            --           --          --             --
  Mandatory tax distribution to
    LLC partners......................     (52,755)         --             --            --      (52,755)         --             --
  Cancellation of employee equity
    program...........................         280        (443)            --             --           --          --           723
                                        ----------  -----------    -----------  ------------  ---------- --------------  ---------
BALANCE AT DECEMBER 31, 1999 .........   5,841,679    1,912,514     2,978,635       466,252       484,278         --             --

Comprehensive income:
  Net earnings for the year ended
    December 31, 2000.................     329,877          --             --            --       329,877         --             --
  Decrease in unrealized gains in
    available for sale securities.....      (9,291)         --             --            --            --     (9,291)            --
  Foreign currency translation .......         413          --             --            --            --        413             --
                                        ----------
  Comprehensive income ...............     320,999          --             --            --            --         --             --
                                        ----------
  Issuance of LLC shares .............     225,129      225,129            --            --            --         --             --
  Repurchase of LLC shares ...........    (129,907)    (129,907)           --            --            --         --             --
  Mandatory tax distribution to
    LLC partners......................    (118,169)         --             --            --      (118,169)        --             --
                                        ----------  -----------    -----------  ------------ -- ---------- -----------  ----------
BALANCE AT DECEMBER 31, 2000 .........   6,139,731    2,007,736     2,978,635       466,252       695,986     (8,878)           --
Comprehensive income:
  Net earnings for the year ended
    December 31, 2001.................     344,339          --             --            --       344,339         --             --
  Decrease in unrealized gains in
    available for sale securities.....       9,291          --             --            --            --      9,291             --
  Foreign currency translation .......      (6,026)         --             --            --            --     (6,026)            --
                                        ----------
Comprehensive income .................     347,604          --             --            --            --         --             --
                                        ----------
Issuance of LLC shares ...............      85,010       85,010            --            --            --         --             --
Repurchase of LLC shares .............      (1,928)      (1,928)           --            --            --         --             --
Mandatory tax distribution to LLC
   partners...........................     (30,740)         --             --            --       (30,740)        --             --
                                        ----------   ----------    -----------  -----------   -----------  ----------    ----------
BALANCE AT DECEMBER 31, 2001 ........   $6,539,677   $2,090,818    $2,978,635   $   466,252   $ 1,009,585  $  (5,613)     $      --
                                        ----------   ----------    -----------  -----------   -----------  ----------    ----------


         Accumulated other comprehensive income is comprised of unrealized (losses) gains on available for sale securities of $0 and $(9,291) for December 31, 2001 and 2000, respectively and foreign currency translation adjustments of $(5,613) and $413 for December 31, 2001 and 2000 respectively. There were no foreign currency translation adjustments for December 31, 1999.

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           USANI LLC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                           2001           2000           1999
                                                                                       -----------    -----------    -----------
                                                                                                Years Ended December 31,
                                                                                       -----------------------------------------
                                                                                                   (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings ......................................................................   $ 344,339    $ 329,877    $ 394,988
ADJUSTMENTS TO RECONCILE NET EARNINGS (LOSS) TO NET CASH PROVIDED BY OPERATING
  ACTIVITIES:
  Depreciation and amortization .....................................................     236,819      376,791      175,539
  Amortization of cable distribution fees ...........................................      43,975       36,322       26,680
  Amortization of program rights and film costs .....................................     658,328      597,659      532,900
  Cumulative effect of accounting change ............................................      (6,470)        --           --
  Gain on sale of subsidiary stock ..................................................        --       (104,625)        --
  Gain on sale of securities ........................................................        --           --        (89,721)
  Amortization of deferred financing costs ..........................................        --          2,457        5,035
  Non-cash stock compensation .......................................................       9,799        9,704        6,314
  Equity in (earnings) losses of unconsolidated affiliates ..........................      38,155       46,025       (1,866)
  Minority interest .................................................................      (9,782)     (41,597)        (603)
CHANGES IN CURRENT ASSETS AND LIABILITIES:
  Accounts receivable ...............................................................     (40,545)    (105,835)     (33,879)
  Inventories .......................................................................      30,210      (44,687)     (16,805)
  Accounts payable ..................................................................      25,118       34,425      (11,233)
  Accrued liabilities and deferred revenue ..........................................       1,530       41,136       28,738
  Payment for program rights and film costs .........................................    (764,625)    (739,066)    (555,383)
  Increase in cable distribution fees ...............................................     (47,393)     (64,876)     (42,887)
  Other, net ........................................................................     (17,319)     (13,471)       9,881
                                                                                        ---------     --------      -------
  NET CASH PROVIDED BY OPERATING ACTIVITIES .........................................     502,139      360,239      427,698
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired ..................................................     (35,845)    (110,780)      (7,500)
Capital expenditures ................................................................     (68,496)     (94,826)     (70,681)
Increase in long-term investments and notes receivable ..............................    (110,871)     (40,220)     (54,478)
Proceeds from sale of securities ....................................................        --          2,194      107,231
Payment of merger and financing costs ...............................................        --            --           --
Other, net ..........................................................................      21,627       (2,168)       8,654
                                                                                        ---------     --------      -------
  NET CASH USED IN INVESTING ACTIVITIES .............................................    (193,585)    (245,800)     (16,774)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings ..........................................................................      22,494       64,611         --
Payment of mandatory tax distribution to LLC partners ...............................     (30,740)    (118,169)     (52,755)
Principal payments on long-term obligations .........................................     (14,842)     (60,981)    (253,224)
Repurchase of LLC shares ............................................................      (1,928)    (129,907)      (8,934)
Proceeds from issuance of LLC shares ................................................      80,931      210,455      410,545
Advances from (to) USA and subsidiaries .............................................     351,239     (246,775)    (493,985)
Other ...............................................................................      (5,821)     (10,531)        --
                                                                                        ---------     --------      -------
  NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES ...............................     401,333     (291,297)    (398,353)
Effect of exchange rate changes on cash and cash equivalents ........................      (2,111)       1,200         --
                                                                                        ---------     --------      -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ................................     707,776     (175,658)      12,571
Cash and cash equivalents at beginning of period ....................................      71,816      247,474      234,903
                                                                                        ---------     --------      -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ..........................................   $ 779,592    $  71,816    $ 247,474
                                                                                        ---------     --------      -------

       The accompanying Notes to Consolidated Financial Statements are an
                       integral part of these statements .

USANI LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION

GENERAL

         USANi LLC (the "Company" or "LLC"), a Delaware limited liability company, was formed on February 12, 1998 and is a subsidiary of Home Shopping Network, Inc. ("Home Shopping" or "Holdco"), which is a subsidiary of USA Networks, Inc. ("USA"). At its formation, USA and Home Shopping contributed substantially all of the operating assets and liabilities of Home Shopping to the Company in exchange for Class A LLC Shares of the Company. On February 12, 1998, the Company acquired USA Networks, a New York general partnership consisting of USA Network and Sci Fi Channel, as well as the domestic television production and distribution businesses of Universal Studios (the "Universal Transaction"). LLC is organized into two groups, the Interactive Group and the Entertainment Group. The Interactive Group consists of Home Shopping Network (including HSN International and HSN.com); Electronic Commerce Solutions; and Styleclick (OTC: IBUY). The Entertainment Group consists of USA Cable, including USA Network and Sci Fi Channel and Emerging networks TRIO, Newsworld International, and Crime; and Studios USA, which produces and distributes television programming.

         On December 17, 2001, USA and Vivendi Universal, S.A. ("Vivendi") announced a transaction (the "Vivendi Transaction") in which USA's Entertainment Group, consisting of USA Cable, Studios USA, and USA Films, would be contributed to Vivendi Universal Entertainment, a new joint venture controlled by Vivendi. See below for further discussion under "Subsequent Events".

SUBSEQUENT EVENTS (UNAUDITED)

CONTRIBUTION OF THE USA ENTERTAINMENT GROUP TO VUE

         On December 17, 2001, USA announced it had entered into an agreement with Vivendi pursuant to which USA would contribute USA's Entertainment Group to a limited liability entity (Vivendi Universal Entertainment, "VUE") to be controlled by Vivendi, to which Vivendi would contribute the film, television and theme park businesses of Universal Studios, Inc. ("Universal"). Upon consummation of the Vivendi transaction, the joint venture will be controlled by Vivendi and its subsidiaries, with the common interests owned 93.06% by Vivendi, 5.44% by USA and 1.5% by Mr. Diller, Chairman and CEO of USA.

         In connection with the Vivendi Transaction, USA and its subsidiaries will receive the following at the closing of the transactions: (i) approximately $1.62 billion in cash, debt-financed by VUE, subject to tax-deferred treatment for a 15-year period, (ii) a $750 million face value Class A preferred interest in VUE, with a 5% annual paid-in-kind dividend and a 20-year term, to be settled in cash at its then face value at maturity; (iii) a $1.75 billion face value Class B preferred interest in VUE, with a 1.4% annual paid-in-kind dividend, a 3.6% annual cash dividend, callable and puttable after 20 years, to be settled by Universal at its then face value with a maximum of approximately 56.6 million USA common shares, provided that Universal may substitute cash in lieu of shares of USA common stock (but not USA Class B common stock), at its election; (iv) a 5.44% common interest in VUE, generally callable by Universal after five years and puttable by USA after eight years, which may be settled in either Vivendi stock or cash, at Universal's election, and (v) a cancellation of Universal's USANi LLC interests currently exchangeable into USA common shares including USANi LLC interests obtained from Liberty in connection with a related transaction (see immediately below).

         Related to the transaction, Liberty will exchange 7,079,726 shares of USANi LLC for shares of USA common stock, and subsequently transfer to Universal 25,000,000 shares of USA common stock, its remaining 38,694,982 shares of USANi LLC, as well as the assets and liabilities of Liberty Programming France (which consist primarily of 4,921,250 shares of multiThematiques S.A., a French entity), in exchange for 37,386,436 Vivendi ordinary shares.

         In addition, USA will issue to Universal ten-year warrants to acquire shares of USA common stock as follows: 24,187,094 shares at $27.50 per share; 24,187,094 shares at $32.50 per share; and 12,093,547 shares at $37.50 per share. Barry Diller, USA's chairman and chief executive officer, will receive a common interest in VUE with a 1.5% profit sharing percentage, with a minimum value of $275.0 million, in return for his agreeing to specified non-competition provisions and agreeing to serve as chairman and chief executive officer of VUE. USA and Mr. Diller have agreed that they will not compete with Vivendi's television and filmed entertainment businesses (including VUE) for a minimum of 18 months.

         In February 2002, Mr. Diller assigned to three executive officers of USA, the right to receive economic interests in a portion of the common interests in VUE that Mr. Diller will receive upon closing of the transactions.

         The Vivendi Transaction is subject to USA shareholder vote, including the approval of 66 2/3% of the outstanding USA common stock and USA preferred stock, voting together as a single class, and excluding shares held by Vivendi, Liberty, Mr. Diller and their respective affiliates, as well as other customary regulatory approvals, and there can be no assurance that the transaction will be completed.

BASIS OF PRESENTATION

         The contribution of assets by USA and Home Shopping to the Company was accounted for in the accompanying consolidated financial statements in a manner similar to the pooling-of-interests for business combinations due to the common ownership of Home Shopping and USANi LLC. Accordingly, the assets and liabilities were transferred to the LLC at Home Shopping's historical cost.

         Given that equity interests in limited liability companies are not in the form of common stock, earnings per share data is not presented.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and all wholly-owned and voting-controlled subsidiaries. The Company consolidates HSN - Germany based upon a Pooling Agreement allowing for the Company to elect a majority of the Board of Directors and to control the operations of HSN - Germany. Significant intercompany transactions and accounts have been eliminated.

         Investments in which the Company owns a 20%, but not in excess of 50%, interest and where it can exercise significant influence over the operations of the investee, are accounted for using the equity method. In addition, partnership interests are recorded using the equity method. All other investments are accounted for using the cost method. The Company periodically evaluates the recoverability of investments recorded under the cost method and recognizes losses if a decline in value is determined to be other than temporary.

REVENUES

CABLE AND STUDIOS

         Television production revenues are recognized as completed episodes are delivered. Generally, television programs are first licensed for network exhibition and foreign syndication, and subsequently for domestic syndication, cable television and home video. Certain television programs are produced and/or distributed directly for initial exhibition by local television stations, advertiser-supported cable television, pay television and/or home video. Television production advertising revenues (i.e., sales of advertising time received by Studios USA in lieu of cash fees for the licensing of program broadcast rights to a broadcast station ("barter syndication")) are recognized upon both the commencement of the license period of the program and the sale of advertising time pursuant to non-cancelable agreements, provided that the program is available for its first broadcast. Foreign minimum guaranteed amounts are recognized as revenues on the commencement date of the license agreement, provided the program is available for exhibition.

         USA Cable advertising revenue is recognized in the period in which the advertising commercials are aired on the cable networks. Certain contracts with advertisers contain minimum commitments with respect to advertising viewership. In the event that such minimum commitments are not met, the contracts require additional subsequent airings of the advertisement. As a result, provisions are recorded against advertising revenues for audience under deliveries ("makegoods") until such subsequent airings are conducted. Affiliate fees are recognized in the period during which the programming is provided.

ELECTRONIC RETAILING

         Revenues from Home Shopping primarily consist of merchandise sales and are reduced by incentive discounts and sales returns to arrive at net sales. Revenues for domestic sales are recorded for credit card sales upon transaction authorization, which occurs only if the goods are in stock, and for check sales upon receipt of customer payment, which does not vary significantly from the time goods are shipped. Revenues for international sales are recorded upon shipment. Home Shopping's sales policy allows merchandise to be returned at the customer's discretion within 30 days of the date of delivery. Allowances for returned merchandise and other adjustments are provided based upon past experience.

OTHER

         Revenues from all other sources are recognized either upon delivery or when the service is provided.

FILM COSTS

         Film costs consist of direct production costs and production overhead, less accumulated amortization. Prior to the adoption of SOP 00-2 on January 1, 2001 (see below for further information), development roster (and related costs), abandoned story and development costs were charged to production overhead. Film costs are stated at the lower of unamortized cost or estimated net realizable value on a production-by-production basis.

         Generally, the estimated ultimate costs of completed film costs are amortized, and participation expenses are accrued, for each production in the proportion that current period revenue recognized bears to the estimated future revenue to be received from all sources. Amortization and accruals are made under the individual film forecast method. Estimated ultimate revenues and costs are reviewed quarterly and revisions to amortization rates or write-downs to net realizable value are made as required.

         Film costs, net of amortization, are classified as non-current assets.

PROGRAM RIGHTS

         License agreements for program material are accounted for as a purchase of program rights. The asset related to the program rights acquired and the liability for the obligation incurred are recorded at their net present value when the license period begins and the program is available for its initial broadcast. The asset is amortized primarily based on the estimated number of airings. Amortization is computed generally on the straight-line basis as programs air; however, when management estimates that the first airing of a program has more value than subsequent airings, an accelerated method of amortization is used. Other costs related to programming, which include program assembly, commercial integration and other costs, are expensed as incurred. Management periodically reviews the carrying value of program rights and records write-offs, as warranted, based on changes in programming usage.

ADVERTISING BARTER TRANSACTIONS

         Barter transactions represent the exchange of commercial air-time for programming, merchandise or services. The transactions are recorded at the estimated fair market value of the asset or services received or given in accordance with Emerging Issues Task Force Issue No. 99-17, "Accounting for Advertising Barter Transactions." Barter revenue for the year ended December 31, 2001 was $42.2 million. Barter revenues for the year ended December 31, 2000 and 1999 are not material to the Company's statement of operations.

MERCHANDISE INVENTORIES, NET

         Merchandise inventories are valued at the lower of cost or market, cost being determined using the first-in, first-out method. Cost includes freight, certain warehouse costs and other allocable overhead. Market is determined on the basis of net realizable value, giving consideration to obsolescence and other factors. Merchandise inventories are presented net of an inventory carrying adjustment of $40.4 million and $37.9 million at December 31, 2001 and 2000, respectively.

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents include cash and short-term investments. Short-term investments consist primarily of U.S. Treasury Securities, U.S. Government agencies and certificates of deposit with original maturities of less than 91 days.

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment, including significant improvements, are recorded at cost. Repairs and maintenance and any gains or losses on dispositions are included in operations.

         Depreciation and amortization is provided for on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives.

ASSET CATEGORY                                 DEPRECIATION/AMORTIZATION PERIOD
--------------                                 --------------------------------
Computer and broadcast equipment......................  3 to 13 Years
Buildings.............................................  30 to 40 Years
Leasehold improvements................................  4 to 20 Years
Furniture and other equipment.........................  3 to 10 Years


         Depreciation and amortization expense on property, plant and equipment was $83.6 million, $65.2 million and $41.0 million for the years ended
December 31, 2001, 2000 and 1999, respectively.

LONG-LIVED ASSETS INCLUDING INTANGIBLES

         The Company's accounting policy regarding the assessment of the recoverability of the carrying value of long-lived assets, including goodwill and other intangibles and property, plant and equipment, is to review the carrying value of the assets if the facts and circumstances suggest that they may be impaired. If this review indicates that the carrying value will not be recoverable, as determined based on the projected undiscounted future cash flows, the carrying value is reduced to its estimated fair value. . See below under "New Accounting Pronouncements" for further information related to goodwill and other intangible assets.


CABLE DISTRIBUTION FEES

         Cable distribution fees relate to upfront fees paid in connection with multi-year cable contracts for carriage of Home Shopping's programming. These fees are amortized to expense on a straight line basis over the terms of the respective contracts.

ADVERTISING

         Advertising costs are primarily expensed in the period incurred. Advertising expense for the years ended December 31, 2001, 2000 and 1999 were $137.3 million, $127.5 million and $95.5 million, respectively.

STOCK-BASED COMPENSATION

         The Company accounts for stock-based compensation issued to employees in accordance with APB 25, "Accounting for Stock Issued to Employees." In cases where exercise prices are less than fair value as of the grant date, compensation is recognized over the vesting period. For stock-based compensation issued to non-employees, the Company accounts for the grants in accordance with FASB Statement No. 123, "Accounting for Stock Based Compensation."

MINORITY INTEREST

         Minority interest represents the ownership interests of third parties in the net assets and results of operations of certain consolidated subsidiaries. Minority interest primarily represents the public's ownership interest in Styleclick since July 27, 2000 and the public's ownership interest in HSN - Germany since its consolidation as of January 1, 2000.

FOREIGN CURRENCY TRANSLATION

         The financial position and operating results of all foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange on the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. Resulting translation gains or losses, which have not been material, are included as a component of accumulated other comprehensive income (loss) in accumulated deficit.

ISSUANCES OF SUBSIDIARY STOCK

         The Company accounts for issuances of stock by a subsidiary via income statement recognition, recording income or losses as non-operating income/ (expense). During the year ended December 31, 2000, the Company recorded a gain of $104.6 million related to the issuance of subsidiary stock. See Note 3 for further discussion.

ACCOUNTING ESTIMATES

         Management of the Company is required to make certain estimates and assumptions during the preparation of consolidated financial statements in accordance with generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

         Significant estimates underlying the accompanying consolidated financial statements include the inventory carrying adjustment, program rights and film cost amortization, sales return and other revenue allowances, allowance for doubtful accounts, recoverability of intangibles and other long-lived assets, estimates of film revenue ultimates and various other operating allowances and accruals.

NEW ACCOUNTING PRONOUNCEMENTS

GOODWILL AND OTHER INTANGIBLE ASSETS

         Effective January 1, 2002, all calendar year companies will be required to adopt Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets." The new rules eliminate amortization of goodwill and other intangible assets with indefinite lives and establish new measurement criterion for these assets. Although it has not completed its assessment, the Company does not anticipate a write-off upon adoption.

         The rules are expected to reduce USA's annual amortization by approximately $145.4 million.


FILM ACCOUNTING

         The Company adopted SOP 00-2, "Accounting by Producers or Distributors of Films" ("SOP 00-2") during the twelve months ended December 31, 2001. SOP 00-2 established new film accounting standards, including changes in revenue recognition and accounting for advertising, development and overhead costs. Specifically, SOP 00-2 requires advertising costs for theatrical and television product to be expensed as incurred. This compares to the Company's previous policy of first capitalizing these costs and then expensing them over the related revenue streams. In addition, SOP 00-2 requires development costs for abandoned projects and certain indirect overhead costs to be charged directly to expense, instead of those costs being capitalized to film costs, which was required under the previous accounting rules. SOP 00-2 also requires all film costs to be classified in the balance sheet as non-current assets. Provisions of SOP 00-2 in other areas, such as revenue recognition, generally are consistent with the Company's existing accounting policies.

         SOP 00-2 was adopted as of January 1, 2001, and the Company recorded a one-time, non-cash benefit of $6.5 million. The benefit is reflected as a cumulative effect of an accounting change in the accompanying consolidated statement of operations.


RECLASSIFICATIONS

         Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the 2001 presentation, including all amounts charged to customers for shipping and handling, which are now presented as revenue.

NOTE 3- BUSINESS ACQUISITIONS

STYLECLICK TRANSACTION

         On July 27, 2000, USA and Styleclick.com Inc., an enabler of e-commerce for manufacturers and retailers, completed the merger of Internet Shopping Network, a subsidiary of USA, and Styleclick.com (the "Styleclick Transaction"). The entities were merged with a new company, Styleclick, Inc., which owns and operates the combined properties of Styleclick.com and ISN. Styleclick, Inc. is traded on the OTC under the symbol "IBUY". In accordance with the terms of the agreement, USA invested $40 million in cash and agreed to contribute $10 million in dedicated media, and received warrants to purchase additional shares of the new company. At closing, Styleclick.com repaid $10 million of borrowings outstanding under a bridge loan provided by USA.

         The aggregate purchase price, including transaction costs, of $211.9 million was determined as follows:


                                                                                       (in thousands)
                                                                                       --------------
Value of portion of Styleclick.com acquired in the merger .................................$121,781
Additional cash and promotional investment by USA .........................................  50,000
Fair value of outstanding "in the money options" and warrants of Styleclick.com ...........  37,989
Transaction costs .........................................................................   2,144
                                                                                           --------
Total acquisition costs ...................................................................$211,914
                                                                                           --------


         The fair value of Styleclick.com was based on the fair value of $15.78 per share times 7.7 million shares outstanding. Fair value of the shares was determined by taking an average of the opening and closing price of Styleclick.com common stock for the period just before and just after the terms of the transaction were agreed to by the Company and Styleclick.com and announced to the public. In conjunction with the transaction, the Company recorded a pre-tax gain of $104.6 million in accordance with Staff Accounting Bulletin No. 51, "Accounting for Sales of Stock by a Subsidiary", based upon the 25% of ISN's net book value exchanged for 75% of Styleclick.com's fair value, determined based upon the fair value of Styleclick.com common stock received in the merger.

         The Styleclick transaction has been accounted for under the purchase method of accounting. The purchase price has been allocated to the assets acquired and liabilities assumed based on their respective fair values at the date of purchase. The unallocated excess of acquisition costs over net assets acquired of $170.2 million has been allocated to goodwill, which originally was being amortized over 3 years.

         In March 2001, Styleclick announced a new company organization designed to advance its offering of scaleable commerce services. The announcement included Styleclick's acquisition of the MVP.com technology platform. Also in March 2001, the Styleclick Board elected two executives of ECS to top management positions at Styleclick, and certain senior executives of Styleclick left the Company. As of December 31, 2000, as a result of the historical and anticipated operating losses of Styleclick, and the continuing evaluation of the operations and technology, Styleclick determined the goodwill recorded in conjunction with the Styleclick Merger was impaired and recorded a write-down of $145.6 million as goodwill amortization in fiscal 2000. Since the second quarter of 2001, Styleclick has focused on e-commerce services and technology while eliminating its online retail business. During this transition, Styleclick continued to incur significant net losses from operations that raise substantial doubt about Styleclick's ability to continue as a going concern. Styleclick is considering its options with respect to the situation.


BUSINESS ACQUISITION PRO FORMA RESULTS

         The following unaudited pro forma condensed consolidated financial information for the twelve months ended December 31, 2000 and 1999 is presented to show the results of the Company as if the Styleclick Transaction had occurred on January 1, 2000. The pro forma results reflect certain adjustments, including increased amortization related to goodwill and other intangibles, and are not necessarily indicative of what the results would have been had the transactions actually occurred on January 1, 1999.

                                                           2000                 1999
                                                           ----                 ----
                                                               YEAR ENDED DECEMBER 31,
                                                               -----------------------
Net revenues...........................................  $3,356,681           $2,692,653
Net income.............................................     321,026              351,630


NOTE 4- INTANGIBLE ASSETS

         Intangible assets represents goodwill which is amortized using the straight-line method over periods ranging from 3 to 40 years.

         Goodwill primarily relates to various transactions, and represents the excess of purchase price over the fair value of assets acquired and is net of accumulated amortization of $573.1 million and $453.6 million at December 31, 2001 and 2000, respectively.

NOTE 5- LONG-TERM OBLIGATIONS

                                                                                    2001         2000
                                                                                    -----------------
                                                                                      December 31,
                                                                                      ------------
                                                                                     (In thousands)
Unsecured Senior Credit Facility ("New Facility"); with a $40,000,000 sub-limit for letters of credit, entered into February 12, 1998, which matures on
  December 31, 2002. At the Company's option, the interest rate on borrowings is tied to the London Interbank Offered Rate ("LIBOR") or the Alternate Base Rate
  ("ABR"), plus an applicable margin. Interest rate at December 31, 2000 was
  2.9%..........................................................................     $     -     $     -
$500,000,000 6 3/4% Senior Notes (the "Senior Notes") due November 15, 2005;
  interest payable May 15 and November 15 commencing May 15, 1999. Interest
  rate at December 31, 2001 was 6.75% ...........................................    498,515      498,213
Other long-term obligations maturing through 2005 ...............................     33,909       25,903
                                                                                     -------      -------
Total long-term obligations .....................................................    532,424      524,116
Less current maturities .........................................................    (32,911)     (20,053)
                                                                                     -------      -------
Long-term obligations, net of current maturities ................................  $ 499,513    $ 504,063
                                                                                     -------      -------



         On February 12, 1998, USA and USANi LLC, as borrower, entered into a credit agreement which provides for a $1.6 billion credit facility. The credit facility was used to finance the Universal Transaction and to refinance USA's then-existing $275.0 million revolving credit facility. The credit facility consists of (1) a $600.0 million revolving credit facility with a $40.0 million sub-limit for letters of credit, (2) a $750.0 million Tranche A Term Loan and,
(3) a $250.0 million Tranche B Term Loan. The Tranche A Term Loan and the Tranche B Term Loan have been permanently repaid as of December 31, 1999, as described below.

         The existing credit facility is guaranteed by certain of USA's subsidiaries. The interest rate on borrowings under the existing credit facility is tied to an alternate base rate or the London InterBank Rate, in each case, plus an applicable margin, and $595.4 million was available for borrowing as of December 31, 2001 after taking into account outstanding letters of credit. The credit facility includes covenants requiring, among other things, maintenance of specific operating and financial ratios and places restrictions on payment of certain dividends, incurrence of indebtedness and investments. The Company pays a commitment fee of .1875% on the unused portion of the credit facility. Note that with the closing of the Vivendi Transaction, the Company expects that the existing credit facility will expire.


    Aggregate contractual maturities of long-term obligations are as follows:


YEARS ENDING DECEMBER 31,                                                     (IN THOUSANDS)
------------------------                                                      --------------
2002............................................................................  $32,911
2003............................................................................      748
2004............................................................................       50
2005............................................................................  498,715
                                                                                ----------
                                                                                 $532,424
                                                                                ----------

NOTE 6- INCOME TAXES

         The Company was formed as a limited liability company on February 12, 1998 and is treated as a partnership for income tax purposes. As such, the individual LLC members are subject to federal and state taxes based on their allocated portion of income and expenses and the Company is not subject to Federal and state income taxation. The Company is subject to taxes in Germany and New York unincorporated business tax.

         The Company has Federal income tax returns under examination by the Internal Revenue Service. The Company has received proposed adjustments related to certain examinations. Management believes that the resolution of the proposed adjustments will not have a material adverse effect on the Company's consolidated financial statements.


NOTE 7- COMMITMENTS AND CONTINGENCIES

         The Company leases satellite transponders, computers, warehouse and office space, as well as broadcast and production facilities, equipment and services used in connection with its operations under various operating leases and contracts, many of which contain escalation clauses.

     Future minimum payments under non-cancelable agreements are as follows:


YEARS ENDING DECEMBER 31,                                                    (IN THOUSANDS)
-------------------------                                                    --------------
2002............................................................................ $42,608
2003............................................................................  23,089
2004............................................................................  20,088
2005............................................................................  10,480
2006............................................................................   7,029
Thereafter......................................................................  41,384

                                                                                ---------
                                                                                $144,678
                                                                                ---------


         Expenses charged to operations under these agreements were $61.8 million, $56.4 million and $46.1 million for the years ended December 31, 2001, 2000 and 1999, respectively.

         Unrecorded commitments for program rights consist of programs for which the license period has not yet begun or the program is not yet available to air. As of December 31, 2001, the unrecorded commitments amounted to $968.0 million. Annual commitments are $153.8 million in 2002, $173.5 million in 2003, $189.1 million in 2004, $155.0 million in 2005, $112.4 million in 2006 and $184.2 million in 2007 and thereafter.

         The Company is required to provide funding, from time to time, for the operations of its investments in joint ventures accounted for under the equity method. To date, HSN has funded $125.3 million to Hot Networks, a company operating electronic retailing operations in Europe in which the Company holds an equity stake.

NOTE 8-INVENTORIES

                                                                       CURRENT      NONCURRENT       CURRENT      NONCURRENT
                                                                       -------      ----------       -------      ----------
                                                                            DECEMBER 31,                  DECEMBER 31,
                                                                                2001                          2000
                                                                                ----                          ----
                                                                                          (IN THOUSANDS)
Film costs:
Released, net of amortization.....................................         $-        $210,325              $-        $216,656
In process and unreleased.........................................          -          25,411               -          34,713
Programming costs, net of amortization............................    209,798         248,943         172,493         178,846
Sales merchandise, net............................................    194,357               -         224,030               -
                                                                    -----------------------------------------------------------
Total.............................................................   $404,155        $484,679        $396,523        $430,215
                                                                    -----------------------------------------------------------


         The Company estimates that approximately 90% of unamortized film costs at December 31, 2001 will be amortized within the next three years.

NOTE 9- MEMBERS' EQUITY

         On January 20, 2000, the Board of Directors declared a two-for-one stock split of USANi LLC's members' equity interests, payable in the form of a dividend to shareholders of record as of the close of business on February 10, 2000. The 100% stock dividend was paid on February 24, 2000. All share numbers give effect to such stock split.

         In connection with the Universal Transaction, the Company was formed through the authorization and issuance of three classes of shares, Class A LLC Shares, Class B LLC Shares and Class C LLC Shares. In return for LLC Shares (i) USA (and certain of its subsidiaries) contributed its assets and liabilities related to its Electronic retailing and Internet services businesses and (ii) Universal (and certain of its subsidiaries) contributed USA Cable and Studios USA. On June 30, 1998, and in connection with the Universal Transaction, Liberty purchased 30,000,000 Class C LLC Shares for $308.5 million. USA, Home Shopping, Universal and Liberty (and their respective subsidiaries) are collectively referred to herein as the "Members".

         In connection with various equity transactions at USA in 1998, Universal completed its mandatory purchase obligation in exchange for total consideration of $539.3 million in the form of $234.7 million in cash and $304.6 million applied against the deferred purchase obligations (including accrued interest).

         In 1998, Liberty exercised certain of its preemptive rights and acquired 9,394,900 shares of USA Common Stock in exchange for $93.9 million. USA contributed $93.9 million to the LLC in exchange for 9,394,900 Class A LLC Shares. In addition, Liberty exercised certain of its preemptive rights and acquired 15,774,708 Class C LLC Shares in exchange for $157.7 million in cash.

         On December 30, 1998, USA acquired from Universal an entity which owned 3,411,308 Class B LLC shares in exchange for issuing to Universal 670,000 shares of USA Class B Common Stock and 2,741,308 shares of USA Common Stock. The transaction resulted in those Class B LLC Shares being converted into Class A LLC Shares.

         In 2000, in connection with Liberty's exercise of certain of its preemptive rights, USA acquired 7,920,274 Class A LLC shares in exchange for $179.1 million. In addition, USA sold 5,836,950 Class A LLC shares back to the LLC in exchange for $129.9 million.

         In 1999, USA acquired 7,277,290 Class A LLC shares in exchange for $120.3 million. In addition, USA acquired

11,244,900 Class A LLC shares in exchange for $48.0 million and sold 477,892 Class A LLC shares back to the LLC in exchange for $8.9 million.

         In 1999, Universal exercised certain of its preemptive rights and acquired 14,781,752 Class B LLC shares in exchange for $242.3 million.

         Each of the classes of the LLC Shares are identical in all material respects. The business and affairs of the Company are managed by Mr. Barry Diller and USA in accordance with the Governance Agreement among USA, Universal, Liberty and Mr. Diller.

         By various methods, Universal and Liberty hold the right, from time to time, to exchange Class B LLC Shares and Class C LLC Shares of the Company for either USA Common Stock or USA Class B Common Stock.

         In connection with the Vivendi Transaction, the Company expects to cancel 282,161,530 Class B LLC Shares and 45,774,708 Class C LLC Shares of the Company. In total, 327,936,238 are expected to be cancelled, with 7,079,726 exchanged for USA Common Stock.

NOTE 10- LITIGATION

         In the ordinary course of business, the Company is engaged in various lawsuits, including a certain class action lawsuit initiated in connection with the Vivendi Transaction. In the opinion of management, the ultimate outcome of the various lawsuits should not have a material impact on the liquidity, results of operations or financial condition of the Company.

NOTE 11- BENEFIT PLANS

         The Company offers various plans pursuant to Section 401(k) of the Internal Revenue Code covering substantially all full-time employees who are not party to collective bargaining agreements. The Company's share of the matching employer contributions is set at the discretion of the Board of Directors or the applicable committee thereof.

NOTE 12- STOCK OPTION PLANS

         The following describes the stock option plans. Share numbers, prices and earnings per share reflect USA's two-for-one stock split to holders of record at the close of business on February 10, 2000.

         USA has outstanding options to employees of the Company under several plans (the "Plans") which provide for the grant of options to purchase USA's common stock at not less than fair market value on the date of the grant. The options under the Plans vest ratably, generally over a range of three to five years from the date of grant and generally expire not more than 10 years from the date of grant. Five of the Plans have options available for future grants.

         USA also has outstanding options to outside directors under one plan (the "Directors Plan") which provides for the grant of options to purchase USA's common stock at not less than fair market value on the date of the grant. The options under the Directors Plan vest ratably, generally over three years from the date of grant and expire not more than 10 years from the date of grant. A summary of changes in outstanding options under the stock option plans following the Company's two-for-one stock split, is as follows:

                                                                   SHARES     PRICE      SHARES     PRICE      SHARES    PRICE
                                                                   ------     RANGE      ------     RANGE      ------    RANGE
                                                                              -----                 -----                -----
                                                                         2001                  2000                 1999
                                                                         ----                  ----                 ----
                                                                                          DECEMBER 31,
                                                                                         -------------
                                                                                      (SHARES IN THOUSANDS)
Outstanding at beginning of period............................       78,053     $1-$37     68,330     $1-$37     68,916    $2-37
Granted or issued in connection with mergers..................        5,676    $19-$28     13,445    $17-$28      8,093   $16-28
Exercised.....................................................      (7,016)     $3-$28    (1,915)     $3-$17    (7,881)    $1-13
Cancelled.....................................................      (1,060)     $5-$28    (1,807)     $6-$37      (798)    $6-18
                                                                     ------     -- ---     ------     -- ---     ------    -- --
Outstanding at end of period..................................       75,653     $1-$28     78,053     $1-$28     68,330    $1-37
                                                                 ----------------------------------------------------------------

Options exercisable...........................................       58,591     $1-$28     52,082     $1-$37     44,697    $1-37
                                                                    -------                ------                ------

         The weighted average exercise prices during the year ended December 31, 2001, were $22.87, $8.93 and $20.62 for options granted, exercised and cancelled, respectively. The weighted average fair value of options granted during the year was $9.69.

         The weighted average exercise prices during the year ended December 31, 2000, were $20.92, $9.69 and $20.13 for options granted, options exercised and options cancelled, respectively. The weighted average fair value of options granted during the year was $8.10.

         The weighted average exercise prices during the year ended December 31, 1999, were $23.77, $6.05 and $11.56 for options granted, exercised and cancelled, respectively. The weighted average fair value of options granted during the year was $9.52.


RANGE OF EXERCISE PRICE                       OUTSTANDING AT       WEIGHTED        WEIGHTED      EXERCISABLE AT     WEIGHTED
-----------------------                     DECEMBER 31, 2000       AVERAGE         AVERAGE       DECEMBER 31,      AVERAGE
                                            -----------------      REMAINING       EXERCISE           2000          EXERCISE
                                                                  CONTRACTUAL        PRICE            ----            PRICE
                                                                    LIFE             ----                             -----
                                                 OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                                                 -------------------                     -------------------
                                                                     (IN THOUSANDS)

$0.01 to $5.00........................           18,043               3.9           $4.72            18,043          $4.72
$5.01 to $10.00.......................           30,088               5.0            8.43            30,085           8.43
$10.01 to $15.00......................            4,008               6.5           12.46             2,795          12.42
$15.01 to $20.00......................            8,422               7.2           18.74             3,748          18.71
$20.01 to $25.00......................           11,462               8.4           22.81             2,294          22.50
$25.01 to $27.91......................            3,630               8.1           27.71             1,626          27.90
                                         ---------------                                  ----------------
                                                 75,653               5.7           10.27            58,591           7.53
                                         ---------------                                  ----------------

         Pro forma information regarding net income and earnings per share is required SFAS 123. The information is determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair market value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001, 2000 and 1999: risk-free interest rates of 5.0%; a dividend yield of zero; a volatility factor of .72 .62, and .44, respectively, based on the expected market price of USA Common Stock based on historical trends; and a weighted-average expected life of the options of five years.

         The Black-Scholes option valuation model was developed for use in estimating the fair market value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair market value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                            2001          2000         1999
                                                            ----          ----         ----
                                                               YEARS ENDED DECEMBER 31,
                                                               ------------------------
                                                                    (IN THOUSANDS)
Pro forma net income................................       $264,008      $268,677    $357,900

         These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years.

NOTE 13- STATEMENTS OF CASH FLOWS

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS FOR THE YEAR ENDED DECEMBER 31, 2001:

         For the twelve months ended December 31, 2001, the Company incurred non-cash compensation expense of $9.8 million, including $4.9 million related to an agreement with and executive.

         In 2001 the Company realized pre-tax losses of $30.7 million on equity losses in unconsolidated subsidiaries, resulting primarily from HOT Networks, which operates electronic retailing operations in Europe. In 2001 the Company realized pre-tax losses of $7.9 million related to the write-off of equity investments to fair value. The write-off in equity investments was based upon management's estimate of the current value of the investments, considering the current business environment, financing opportunities of the investees, anticipated business plans and other factors. Note that the majority of investments were in Internet related companies.

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS FOR THE YEAR ENDED DECEMBER 31, 2000:

         As of January 1, 2000 the Company began to consolidate the accounts of HOT Germany, an electronic retailer operating principally in Germany, whereas its investment in HOT Germany was previously accounted for under the equity method of accounting.

         On January 20, 2000, the Company completed its acquisition of Ingenious Designs, Inc. ("IDI"), by issuing approximately 190,000 shares of USA common stock for all the outstanding stock of IDI, for a total value of approximately $5.0 million.

         For the twelve months ended December 31, 2000, the Company incurred non-cash compensation expense of $9.7 million, including $3.8 million related to a consulting agreement with an executive.

         In 2000 the Company realized pre-tax losses of $7.9 million on equity losses in unconsolidated subsidiaries resulting primarily from HOT Networks, which operates electronic retailing operations in Europe. In d 2000 the Company also realized pre-tax losses of $35.9 million related to the write-off of equity investments to fair value. The write-off in equity investments was based upon management's estimate of the current value of the investments, considering the current business environment, financing opportunities of the investees, anticipated business plans and other factors. Note that the majority of investments were in Internet related companies.

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS FOR THE YEAR ENDED DECEMBER 31, 1999:

         For the twelve months ended December 31, 1999, the Company incurred non-cash compensation expense of $6.5 million.

         In 1999, the Company acquired post-production equipment through a capital lease totaling $2.5 million.


         Supplemental disclosure of cash flow information:

                                                                 2001         2000        1999
                                                                 ----         ----        ----
                                                                    YEARS ENDED DECEMBER 31,
                                                                    ------------------------
                                                                         (IN THOUSANDS)
CASH PAID DURING THE PERIOD FOR:
Interest................................................       $35,856      $35,688     $47,112
Income tax payments.....................................        12,499        5,680       3,935
Income tax refund.......................................         1,053        1,250           -



NOTE 14- RELATED PARTY TRANSACTIONS

         As of December 31, 2001, the Company was involved in several agreements with related parties as follows:

         Universal provides certain support services to the Company under a Transition Services agreement entered into in connection with the Universal Transaction. For these services, which include use of pre-production, production and post-production facilities, information technology services, physical distribution, contract administration, legal services and office space, Universal charged the Company $7.1 million, $8.2 million and $12.5 million for the years ended December 31, 2001, 2000 and 1999, respectively, of which $5.7 million, $4.7 million and $8.0 million was capitalized to production costs, respectively.

         Universal and the Company entered into an International Television Distribution Agreement under which the Company pays to Universal a distribution fee of 10% on all programming owned or controlled by the Company distributed outside of the United States. For the years ended December 31, 2001, 2000 and 1999, the fee totaled $13.6 million, $14.0 million and $9.0 million, respectively.

         In addition, the Company and Universal entered into a Domestic Television Distribution Agreement under which the Company distributes in the United States certain of Universal's television programming. For the years ended December 31, 2001, 2000 and 1999, Universal paid the Company $4.1 million, $1.5 million and $1.5 million, respectively.

         Home Shopping has affiliation agreements with USA Broadcasting ("USAB"), a wholly owned subsidiary of USA which provides for the USAB's broadcast of Home Shopping's electronic retailing programming on a full-time basis. Expense related to these affiliation agreements with USAB for the years ended December 31, 2001, 2000 and 1999 was $17.1 million, $35.0 million and $38.1 million, respectively.

         Under the USANi LLC Operating Agreement, USANi LLC is obligated to make a distribution to each of the LLC members in an amount equal to each member's share of USANi LLC's taxable income at a specified tax rate. The estimated amount for 2001 is $153.5 and is expected to be paid on February 28, 2002. In March 2000, the Company made a mandatory tax distribution payment to the partners in the amount of $118.1 million related to the year ended December 31, 1999, of which $50.1 was paid to USA. In March 1999, the Company paid $52.8 million, of which $24.0 million was paid to USA.

         In connection with the settlement of its interest in an international joint venture, the Company received $24.0 million from Universal during 2001.



NOTE 15- TRANSACTIONS WITH USA AND SUBSIDIARIES

         Advances to USA and subsidiaries generally represent net amounts transferred from the Company to USA and its subsidiaries to fund operations and other related items. Pursuant to the Investment Agreement, all excess cash held at USA and subsidiaries is transferred to the Company no less frequently than monthly and the Company may transfer funds to USA to satisfy obligations of USA and its subsidiaries. Under the Investment Agreement, transfers of cash are evidenced by a demand note and accrue interest at the Company's borrowing rate under the credit facility.

         During the year ended December 31, 2001, net transfers from USA to USANi LLC totaled approximately $547.0 million, principally due to the proceeds of $589.6 from the sale of all of the capital stock of certain USA Broadcasting ("USAB") subsidiaries that own 13 full-power television stations and minority interests in four additional full-power stations to Univision Communications Inc., and net receipts of $67.4 million and $23.8 million from USA Films and PRC, respectively. The receipts were offset by $77.8 million to fund two acquisitions by PRC and $40.9 million to fund the operations of USA's television broadcast operations, as USA continued to air HSN programming on a majority of the stations until January 2002.

         During the year ended December 31, 2000, net transfers from USANi LLC to USA totaled approximately $350.4 million, including $70.8 million related to contingent purchase price payments on the Hotel Reservations Network transaction, $69.2 million to fund the operations of USA's television broadcast operations, $50.7 million to fund the operations and acquisitions of Ticketmaster, $26.9 million to fund the operations and acquisition of PRC and $32.3 million to pay off outstanding debt of PRC at the date of acquisition, offset partially by net receipts of $25.1 million from USA Films.

         During the year ended December 31, 1999, net transfers from USANi LLC to USA totaled approximately $429.1 million, including $372.2 million related to the Hotel Reservations Network Transaction and the October Films/PFE Transaction (including $200 million advanced to Universal pursuant to an eight year, full recourse, interest-bearing note in connection with the acquisition of October Films, in which Universal owned a majority interest, and the domestic film distribution and development business of Universal previously operated by Polygram Filmed Entertainment, Inc.), $50.9 million to fund the operations of USA's television broadcast operations, $98.6 million to repay a portion of the outstanding borrowings assumed in the October Films/PFE Transaction and $8.8 million to fund the operations of USA Films. Funds were also transferred to USA to purchase shares of treasury stock. These amounts were offset by $79.4 million and $40.0 million of funds transferred to USANi LLC from the Ticketing operations business and the Hotel reservations business, respectively. During the year ended December 31, 1998 net cash transfers totaling approximately $118.2 million were made to repay USA's revolving credit facility, repay Ticketmaster's bank credit facility, and fund the operations of USA's broadcast operation, offset by proceeds from the sale of the assets of SF Broadcasting and USA's Baltimore television station. The interest incurred on the net transfers for the years ended December 31, 2000, 1999 and 1998 was approximately $2.9 million, $7.2 million and $9.5 million, respectively.

         The Company allocates certain overhead expenses to the USA parent company based upon the fair value of services performed. Expenses allocated for the periods ended December 31, 2001, 2000 and 1999 were $8.6 million, $11.6 million and $8.6 million, respectively.

         In accordance with the Investment Agreement, certain transfers of funds between the Company and USA are not evidenced by a demand note and do not accrue interest, primarily relating to the establishment of the operations of the Company and to equity contributions.

NOTE 16- QUARTERLY RESULTS (UNAUDITED)



                                               QUARTER             QUARTER          QUARTER       QUARTER
                                                ENDED               ENDED            ENDED         ENDED
                                             DECEMBER 31,       SEPTEMBER 30,      JUNE 30,      MARCH 31,
                                             ------------       -------------      --------      ---------
                                                                    (IN THOUSANDS)

YEAR ENDED DECEMBER 31, 2001
Net revenues...........................       $942,687            $862,646      $912,803       $904,782
Operating profit.......................         96,097              92,412       107,697        114,917
Net earnings(a)(b).....................         64,523              82,924        90,805        106,087
YEAR ENDED DECEMBER 31, 2000
Net revenues...........................       $970,939            $776,881      $799,806       $807,166
Operating profit.......................       (34,826)              81,347        99,769        117,984
Net earnings(a) (c)....................       (12,045)             148,020        88,783        105,119


-----------

(a) The Company recorded losses of $7.5 million and $0.4 million during the fourth and second quarters of 2001, respectively, related to the write-down of equity investments to fair value. The Company recorded losses of $5.4 million and $30.5 million during the fourth and third quarters of 2000, respectively, related to the write-down of equity investments to fair value.

(b) During the first quarter of 2001, the Company adopted Statement of Position 00-2, "Accounting By Producers or Distributors of Films." The Company recorded income of $6.5 million related to the cumulative effect of adoption.

(c) The quarterly results include the operations of Styleclick.com since its acquisition on July 27, 2000, and PRC since its acquisition on April 5, 2000. During the third quarter of 2000, the Company recorded a pre-tax gain of $104.6 million related to the Styleclick Transaction. During the fourth quarter of 2000, the Company recorded a pre-tax charge of $145.6 million related to the impairment of Styleclick goodwill.

NOTE 17- INDUSTRY SEGMENTS

         The Company operates principally in five industry segments: Cable and studios, HSN-US, ECS/ Styleclick, Emerging networks and HSN-International and other.

         Adjusted earnings before interest, income taxes, depreciation and amortization ("Adjusted EBITDA") is defined as operating income plus (1) depreciation and amortization, (2) amortization of cable distribution fees of $44.0 million, $36.3 million and $26.7 million in fiscal years 2001, 2000 and 1999, respectively (3) amortization of non-cash distribution and marketing expense and (4) disengagement expenses (described below) of $4.1 million in 2001. Adjusted EBITDA is presented here as a tool and as a valuation methodology used by management in evaluating the business. Adjusted EBITDA does not purport to represent cash provided by operating activities. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Adjusted EBITDA may not be comparable to calculations of similarly titled measures presented by other companies.

         The following is a reconciliation of Operating Profit to Adjusted EBITDA for 2001, 2000 and 1999.


                                                                                TWELVE MONTHS ENDED
                                                                                   DECEMBER 31,
                                                                          --------------------------------
                                                                         2001             2000            1999
  Operating profit...............................................      $411,123         $264,274        $343,595
  Depreciation and amortization .................................       236,819          376,791         175,539
  Amortization of cable distribution fees........................        43,975           36,322          26,680
  Amortization of non cash compensation expense..................         9,799            9,704           6,314
  Disengagement expenses.........................................         4,052                -               -
                                                                    ---------------------------------------------
Adjusted EBITDA..................................................      $705,768         $687,091        $552,128
                                                                    ---------------------------------------------


                                                                          2001             2000            1999
                                                                          ----             ----            ----
                                                                                 YEARS ENDED DECEMBER 31,
                                                                                 ------------------------
                                                                                      (IN THOUSANDS)
REVENUES
Cable and studios.................................................    $1,633,130       $1,525,124      $1,304,683
HSN - U.S. (a) ...................................................     1,658,904        1,533,271       1,332,911
Electronic Commerce Solutions/Styleclick..........................        34,229           30,350          31,886
Trio, NWI, Crime, other emerging media............................        24,086           20,332           1,188
HSN - International and other (b) ................................       272,569          245,715           8,917
Other.............................................................             -                -           6,894
                                                                 -------------------------------------------------
     TOTAL                                                            $3,622,918       $3,354,792      $2,686,479
                                                                 -------------------------------------------------


OPERATING PROFIT (LOSS)
Cable and studios................................................       $486,667         $435,116        $320,878
HSN - U.S.  (a) (c) .............................................         86,825          105,152         104,963
Electronic Commerce Solutions/Styleclick.........................       (73,145)        (230,021)        (46,588)
Trio, NWI, Crime, other emerging media...........................       (20,133)         (13,244)         (2,989)
HSN - International and other (b) ...............................       (34,907)            4,641         (4,517)
Corporate & other................................................       (34,184)         (37,370)        (28,152)
                                                                    ----------------------------------------------
    TOTAL                                                               $411,123         $264,274        $343,595
                                                                    ----------------------------------------------


ADJUSTED EBITDA
Cable and studios................................................       $613,587         $547,684        $434,084
HSN - U.S.  (a) .................................................        213,239          211,462         188,984
Electronic Commerce Solutions/Styleclick.........................       (58,364)         (50,163)        (43,421)
Trio, NWI, Crime, other emerging media...........................       (11,467)          (7,120)         (2,989)
HSN - International and other (b) ...............................       (25,306)           10,740         (4,505)
Corporate & other................................................       (25,921)         (25,512)        (20,025)
                                                                    ----------------------------------------------
     TOTAL                                                              $705,768         $687,091        $552,128
                                                                    ----------------------------------------------


ASSETS
Cable and studios..................................................         $6,189,380      $5,885,301      $5,524,236
HSN - U.S..........................................................          1,849,946       1,855,512       1,771,560
Electronic Commerce Solutions/Styleclick...........................           (42,751)          36,726          28,623
Trio, NWI, Crime, other emerging media.............................             97,376         100,943             200
HSN - International and other......................................            212,549         133,654          37,840
Corporate & other..................................................             99,395        (39,268)         110,467
                                                                      -------------------------------------------------
     TOTAL                                                                  $8,405,895      $7,972,868      $7,472,926
                                                                      -------------------------------------------------

DEPRECIATION AND AMORTIZATION OF INTANGIBLES AND CABLE
DISTRIBUTION FEES
Cable and studios...................................................         $122,008        $112,568        $113,034
HSN - U.S...........................................................          122,115         106,059          83,796
Electronic Commerce Solutions/Styleclick............................           14,589         179,858           3,167
Trio, NWI, Crime, other emerging media..............................            8,666           6,124               -
HSN - International and other.......................................            9,601           6,099              12
Corporate & other...................................................            3,815           2,405           2,210
                                                                      ------------------------------------------------
     TOTAL                                                                   $280,794        $413,113        $202,219
                                                                      ------------------------------------------------


CAPITAL EXPENDITURES
Cable and studios....................................................       $12,907         $15,229          $6,771
HSN - U.S............................................................        42,615          34,122          33,412
Electronic Commerce Solutions/Styleclick.............................         2,292           5,047          13,657
Trio, NWI, Crime, other emerging media...............................            61             600               -
HSN - International and other........................................         6,031          18,105          13,746
Corporate & other....................................................         4,590          21,723           3,095
                                                                        --------------------------------------------
     TOTAL                                                                  $68,496         $94,826         $70,681
                                                                        --------------------------------------------

(a) Includes estimated revenue in 2000 generated by homes lost by HSN following the sale of USA Broadcasting to Univision of $6.2 million. Adjusted EBITDA for these homes is estimated at $0.9 million.

(b) Includes impact of foreign exchange fluctuations, which reduced revenue by $44.0 million and $36.3 million in 2001 and 2000, respectively, if the results are translated from Euros to U.S. dollars at a constant exchange rate, using 1999 as the base year.

(c) 2001 includes $4.1 million of costs incurred related to the disengagement of HSN from USA Broadcasting stations. Amounts primarily related to payments to cable operators and related marketing expenses in the disengaged markets.

NOTE 18- FINANCIAL INSTRUMENTS

         The additional disclosure below of the estimated fair value of financial instruments have been determined by the Company using available market information and appropriate valuation methodologies when available. The carrying value of all current assets and current liabilities approximates fair value due to their short-term nature.


                                                CARRYING          FAIR          CARRYING           FAIR
                                                 AMOUNT           VALUE          AMOUNT           VALUE
                                                 ------           -----          ------           -----
                                                   DECEMBER 31, 2001                DECEMBER 31, 2000
                                                   -----------------                -----------------
                                                                     (IN THOUSANDS)
Cash and cash equivalents.............          $779,592        $779,592         $71,816          $71,816
Long-term investments.................            39,485          39,485          29,187           29,187
Long-term obligations.................          (532,424)       (532,424)       (524,116)        (524,116)


NOTE 19 - EQUITY INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

         At December 31, 2001, USA beneficially owned 46.7% of the outstanding common stock of Hot Networks AG, a German stock corporation, the subsidiaries of which operate electronic retailing operations in Europe. This investment is accounted for using the equity method. Due to the significance of the results of Hot Networks, AG, in relation to USA's results, summary financial information for Hot Networks AG is presented below. There were no significant operations in 1999.

                                                                      2001       2000
                                                                      ----       ----
                                                                    AS OF AND FOR THE
                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                                       ------------
Current assets..................................................      $17,597     $6,943
Noncurrent assets...............................................      157,274     42,784
Current liabilities.............................................       46,085     37,531
Noncurrent liabilities..........................................      194,249     23,668
Net sales.......................................................        8,215      6,242
Gross profit....................................................          277      1,301
Net loss........................................................     (51,453)   (20,254)


         To date, the Company has contributed approximately $125.3 million, including $105.5 million in 2001, and recorded equity losses in unconsolidated subsidiaries of $30.5 million, including $27.6 million in 2001.


NOTE 20- PROGRAM RIGHTS AND FILM COSTS

         As of December 31, 2001, the liability for program rights, representing future payments to be made under program contract agreements amounted to $510.1 million. Annual payments required are $259.3 million in 2002, $156.6 million in 2003, $70.8 million in 2004, $17.0 million in 2005, $3.9 million in 2006 and
$2.5 million in 2007 and thereafter. Amounts representing interest are $48.1 million and the present value of future payments is $462.0million.

         As of December 31, 2001, the liability for film costs amounted to $95.9 million. Annual payments are $51.6 million in 2002, $42.4 million in 2003 and $1.9 million in 2004.

NOTE 21- GUARANTEE OF NOTES

         On November 23, 1998, USA and the Company completed an offering of $500.0 million 6 3/4% Senior Notes due 2005 (the "Old Notes"). In May 1999, the Old Notes were exchanged in full for $500.0 million of new 6 3/4% Senior Notes due 2005 (the "Notes") that have terms that are substantially identical to the Old Notes. Interest is payable on the Notes on May 15 and November 15 of each year, commencing May 15, 1999. The Notes are jointly, severally, fully and unconditionally guaranteed by certain subsidiaries of USA, including Holdco, a non-wholly owned, direct subsidiary of USA, and all of the subsidiaries of the Company (other than subsidiaries that are, individually and in the aggregate, inconsequential to the Company on a consolidated basis) (collectively, the "Subsidiary Guarantors"). All of the Subsidiary Guarantors (other than Holdco) (the "Wholly Owned Subsidiary Guarantors") are wholly owned, directly or indirectly, by USA or the Company, as the case may be.

         Separate financial statements for each of the Wholly Owned Subsidiary Guarantors are not presented and such Wholly Owned Subsidiary Guarantors are not filing separate reports under the Securities Exchange Act of 1934 because USA's and the Company's management has determined that the information contained in such documents would not be material to investors. USANi LLC and its subsidiaries have no material restrictions on their ability to transfer amounts to fund USA's operations.

         During 2000, in conjunction with the Styleclick Transactions, Styleclick became a non-guarantor. The following information is presented as of and for the years ended December 31, 2001 and 2000:

As of and for the year ended December 31, 2001


                                            USANI             WHOLLY          NON-GUARANTOR       ELIMINATIONS           LLC
                                             LLC              OWNED           SUBSIDIARIES        ------------       CONSOLIDATED
                                             ---            SUBSIDIARY        ------------                           ------------
                                                            GUARANTORS
                                                            ----------
Current assets.......................      $796,233           $926,084             $21,419                 $-         $1,743,736
Property and equipment net...........         2,666            208,107              27,873                  -            238,646
Goodwill and other intangible assets,         2,260          4,881,063              86,936                  -          4,970,259
  net................................
Investment in subsidiaries...........     5,727,463            101,680                   -        (5,829,143)                  -
Other assets.........................       540,368          2,026,746              13,100        (1,126,960)          1,453,254
                                       ------------------------------------------------------------------------------------------
Total assets.........................    $7,068,990         $8,143,680            $149,328       $(6,956,103)         $8,405,895
                                       ------------------------------------------------------------------------------------------

Current liabilities..................       $31,135           $960,666             $47,804                 $-         $1,039,605
Long-term debt, less current portion.
                                            498,515                998                   -                  -            499,513
Other liabilities....................         (337)            313,650                 848                  -            314,161
Minority interest....................             -             10,313                   -              2,626             12,939
Interdivisional equity...............             -          6,858,053             100,676        (6,958,729)                  -
Stockholders' equity.................     6,539,677                  -                   -                  -          6,539,677
                                       ------------------------------------------------------------------------------------------
Total liabilities and shareholders'
  equity.............................    $7,068,990         $8,143,680            $149,328       $(6,956,103)         $8,405,895
                                       ------------------------------------------------------------------------------------------

Revenue..............................            $-         $3,565,664             $57,254                 $-         $3,622,918
Operating expenses...................      (34,153)        (3,029,742)           (147,900)                  -        (3,211,795)
Interest expense, net................         4,668           (34,365)                 189                  -           (29,508)
Gain on sale of securities...........             -                  -                   -                  -                  -
Other income (expense), net..........       261,200           (15,866)             (7,898)          (277,831)           (40,395)
Provision for income taxes...........       106,154           (13,413)             (1,208)          (104,666)           (13,133)
Minority interest....................             -            (2,948)             (1,979)             14,709              9,782
                                       ------------------------------------------------------------------------------------------
Net (loss) income before
cumulative effect on
accounting change...................       $337,869           $469,330          $(101,542)         $(367,788)            337,869
Cumulative effect on
accounting change..................           6,470              6,470                   -            (6,470)              6,470
                                       ------------------------------------------------------------------------------------------
Net (loss) income....................      $344,339           $475,800          $(101,542)         $(374,258)           $344,339
                                       ------------------------------------------------------------------------------------------

Cash flows from operations...........     $(24,108)           $603,601           $(77,354)                 $-           $502,139
Cash flows used in investing
  activities.........................      $(7,774)         $(192,034)              $6,223                 $-         $(193,585)
Cash flows from financing activities.
                                           $743,684         $(392,742)             $50,391                 $-           $401,333
Effect of exchange rate..............         (417)            (1,694)                   -                  -            (2,111)
Cash at the beginning of the period..
                                             78,079           (22,574)              16,311                  -             71,816
                                       ------------------------------------------------------------------------------------------
Cash at the end of the period........      $789,464           $(5,443)            $(4,429)                 $-           $779,592
                                       ------------------------------------------------------------------------------------------


As of and for the year ended December 31, 2000


                                            USANI             WHOLLY          NON-GUARANTOR       ELIMINATIONS           LLC
                                             LLC              OWNED           SUBSIDIARIES        ------------       CONSOLIDATED
                                             ---           SUBSIDIARY         ------------                           ------------
                                                           GUARANTORS
                                                           ----------
Current assets.......................        $80,996           $884,464             $41,018                 $-         $1,006,478
Property and equipment net...........         24,203            211,137              16,300                  -            251,640
Goodwill and other intangible assets,              -          4,997,365             102,111                  -          5,099,476
  net................................
Investment in subsidiaries...........      5,596,407             99,345                   -        (5,695,752)                  -
Other assets.........................        966,855          1,653,553                   -        (1,005,134)          1,615,274
                                       -------------------------------------------------------------------------------------------
Total assets.........................     $6,668,461         $7,845,864            $159,429       $(6,700,886)         $7,972,868
                                       -------------------------------------------------------------------------------------------

Current liabilities..................        $30,517           $873,079             $19,681                 $-           $923,277
Long-term debt, less current portion.        498,213              5,850                   -                  -            504,063
Other liabilities....................              -            374,320              26,230           (23,415)            377,135
Minority interest....................              -             15,082                   -             13,580             28,662
Interdivisional equity...............              -          6,577,533             113,518        (6,691,051)                  -
Stockholders' equity.................      6,139,731                  -                   -                  -          6,139,731
                                       -------------------------------------------------------------------------------------------
Total liabilities and shareholders'
  equity.............................     $6,668,461         $7,845,864            $159,429       $(6,700,886)         $7,972,868
                                       -------------------------------------------------------------------------------------------

Revenue..............................             $-         $3,308,274             $46,518                 $-         $3,354,792
Operating expenses...................       (37,368)        (2,766,943)           (286,207)                  -        (3,090,518)
Interest expense, net................         22,208           (30,531)                   -                  -            (8,323)
Gain on sale of securities...........              -                  -                   -                  -                  -
Other income (expense), net..........        345,037            (5,189)                 237          (281,319)             58,766
Provision for income taxes...........              -           (25,132)             (1,305)                  -           (26,437)
Minority interest....................              -            (5,196)                   -             46,793             41,597
                                       -------------------------------------------------------------------------------------------
Net (loss) income....................       $329,877           $475,283          $(240,757)         $(234,526)           $329,877
                                       -------------------------------------------------------------------------------------------

Cash flows from operations...........       $(9,402)           $411,291           $(41,650)                 $-           $360,239
Cash flows used in investing
  activities.........................       $(6,061)         $(232,255)            $(7,484)                 $-         $(245,800)
Cash flows from financing activities.     $(128,052)         $(228,323)             $65,078                 $-         $(291,297)
Effect of exchange rate..............              -              1,200                   -                  -              1,200
Cash at the beginning of the period..        221,594             25,513                 367                  -            247,474
                                       -------------------------------------------------------------------------------------------
Cash at the end of the period........        $78,079          $(22,574)             $16,311                 $-            $71,816
                                       -------------------------------------------------------------------------------------------

1999 is not presented because non-guarantor subsidiaries for these periods were not material.


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